Exhibit 99.1

TriNet Announces Third Quarter 2023 Results

Total Revenues of $1.2 billion
Sequential growth in Ending WSEs of 1%
Net Income per Diluted Share of $1.63 and Adjusted Net Income per Diluted Share of $1.91

DUBLIN, Calif. — October 25, 2023 — TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive and flexible human capital management (HCM) solutions for small and medium-size businesses (SMBs), today announced financial results for the third quarter ended September 30, 2023. The third quarter highlights below include non-GAAP financial measures which are reconciled later in this release.
Third quarter highlights include:
•Total revenues decreased 2% to $1.2 billion compared to the same period last year.
•Professional service revenues decreased 2% to $185 million compared to the same period last year.
•Net income was $94 million, or $1.63 per diluted share, compared to net income of $77 million, or $1.22 per diluted share, in the same period last year.
•Adjusted Net Income was $109 million, or $1.91 per diluted share, compared to Adjusted Net Income of $104 million, or $1.64 per diluted share, in the same period last year.
•Adjusted EBITDA was $172 million, representing an Adjusted EBITDA Margin of 14.1%, compared to Adjusted EBITDA of $173 million, representing an Adjusted EBITDA Margin of 14.0% in the same period last year.
•Ending Worksite Employees (WSEs) decreased 5% as compared to the same period last year and increased 1% as compared to the previous quarter, to approximately 336,000.
•Average WSEs decreased 5% as compared to the same period last year and increased 2% as compared to the previous quarter, to approximately 333,000.
•Sales rep count grew by approximately 5% sequentially, resulting in year-to-date total sales rep growth of 19%.
•HRIS Cloud Services Revenues increased 42% to $17 million compared to the same period last year
•Average HRIS Users decreased 15% as compared to the same period last year, to approximately 211,000.

“TriNet achieved significant successes across our business,” said Burton M. Goldfield, TriNet’s President and CEO. “We accelerated our new sales, bought back $1 billion in stock in part through a tender offer, executed a $400 million bond offering in a volatile market, managed our expenses prudently, and delivered strong earnings performance for our shareholders.”
Mr. Goldfield continued, “As we look to build on our momentum into next year, we will always keep our customers at the center of everything we do. We are innovating our product and technology to reach more potential customers and effectively service them throughout their business lifecycles. With our customer retention and NPS scores nearing all-time highs, we are committed more than ever to delivering our product and services how our customers want.”

Fourth Quarter and Full-Year 2023 Guidance
In addition to announcing our third quarter 2023 results, we provide our fourth quarter and full-year 2023 guidance. Non-GAAP financial measures are reconciled later in this release. Percentages reflect the increase or (decrease) from the prior year quarter and prior year end.

	Q4 2023		Full Year 2023
	Low	High	Low	High
Total Revenues	—%	4%	—%	1%
Professional Service Revenues	(2)%	1%	—%	1%
Insurance Cost Ratio	92%	88%	85.5%	84.5%
Diluted net income per share of common stock	$0.26	$1.00	$5.43	$6.27
Adjusted Net Income per share - diluted	$0.59	$1.33	$6.90	$7.55
Quarterly Report on Form 10-Q
We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the nine months ended September 30, 2023 with the U.S. Securities and Exchange Commission (SEC) and making it available at http://www.trinet.com today, October 25, 2023. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-Q.
Earnings Conference Call and Audio Webcast
TriNet will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its second quarter results for 2023 and provide third quarter and full-year financial guidance for 2023. TriNet encourages participants to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. To pre-register, go to: https://dpregister.com/sreg/10183393/fab2294e46. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the “TriNet Conference Call.” The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at https://investor.trinet.com. Participants can pre-register for the webcast by going to: https://events.q4inc.com/attendee/696724822. A replay of the webcast will be available on this website for approximately one year. A telephonic replay will be available for one week following the conference call at +1 (412) 317-0088 conference ID: 1718914.
About TriNet
TriNet provides small and medium-size businesses (SMBs) with full-service industry-specific HR solutions, providing both professional employer organization (PEO) and human resources information system (HRIS) services. TriNet offers access to human capital expertise, benefits, risk mitigation, compliance, payroll, and R&D tax credit services, all enabled by industry-leading technology. TriNet’s suite of products also includes services and software-based solutions to help streamline workflows by connecting HR, benefits, employee engagement, payroll and time & attendance. Rooted in more than 30 years of supporting entrepreneurs and adapting to the ever-changing modern workplace, TriNet empowers SMBs to focus on what matters most - growing their business and enabling their people For more information, please visit TriNet.com or follow us on X, formerly Twitter, Facebook, LinkedIn and Instagram.
Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section titled “Non-GAAP Financial Measures.”

Forward-Looking Statements
This press release contains, and statements made during the above referenced conference call will contain, statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: TriNet's financial guidance for the fourth quarter and full-year 2023 and the underlying assumptions; TriNet’s future financial performance and long-term growth; the continued value to customers and stockholders of TriNet’s product offerings; our ability to continue to grow new client sales, client tenure and improve retention, including through product and technological innovation; and the ability of our solutions to meet all client needs throughout their business cycle. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” "guidance," “impact,” “intend,” “may,” “plan,” "predict," “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are not guarantees of future performance but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements expressed or implied by the forward-looking statements. Investors are cautioned not to place undue reliance upon any forward-looking statements.
Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: our ability to manage unexpected changes in workers’ compensation and health insurance claims and costs by worksite employees; our ability to mitigate the unique business risks we face as a co-employer; the effects of volatility in the financial and economic environment on the businesses that make up our client base; loss of clients for reasons beyond our control and the short-term contracts we typically use with our clients; the impact of regional or industry-specific economic and health factors on our operations; the impact of failures or limitations in the business systems and service centers we rely upon; the impact of recovery credits on our business and client loyalty and retention; changes in our insurance coverage or our relationships with key insurance carriers; our ability to improve our services and technology to satisfy client and regulatory expectations; our ability to effectively integrate businesses we have acquired or may acquire in the future; our ability to effectively manage and improve our operational effectiveness and resiliency; our ability to attract and retain qualified personnel; the effects of increased competition and our ability to compete effectively; the impact on our business of cyber-attacks, breaches, disclosures and other data-related incidents; our ability to protect against and remediate cyber-attacks, breaches, disclosures and other data-related incidents, whether intentional or inadvertent and whether attributable to us or our service providers; our ability to comply with constantly evolving data privacy and security laws; our ability to manage changes in, uncertainty regarding, or adverse application of the complex laws and regulations that govern our business; changing laws and regulations governing health insurance and employee benefits; our ability to be recognized as an employer of worksite employees and for our benefits plans to satisfy all requirements under federal and state regulations; changes in the laws and regulations that govern what it means to be an employer, employee or independent contractor; the impact of new and changing laws regarding remote work; our ability to comply with the licensing requirements that govern our HCM solutions; the outcome of existing and future legal and tax proceedings; fluctuation in our results of operations and stock price due to factors outside of our control; our ability to comply with the restrictions of our credit facility and meet our debt obligations; and the impact of concentrated ownership in our stock by Atairos and other large stockholders. Any of these factors could cause our actual results to differ materially from our anticipated results.

Further information on risks that could affect TriNet’s results is included in our filings with the SEC, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Alex Bauer	Renee Brotherton / Josh Gross
TriNet	TriNet
Investorrelations@TriNet.com	Renee.Brotherton@TriNet.com
(510) 875-7201	Josh.Gross@TriNet.com
(408) 646-5103

FINANCIAL HIGHLIGHTS
Key Financial and Operating Metrics
We regularly review certain key financial and operating metrics to evaluate growth trends, measure our performance and make strategic decisions. These key financial and operating metrics may change over time. Our key financial and operating metrics for the periods presented were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per share and Operating Metrics data)	2023	2022	% Change	2023	2022	% Change
Income Statement Data:
Total revenues	$1,222	$1,241	(2)%	$3,677	$3,659	—%
Operating income	116	120	(3)	382	443	(14)
Net income	94	77	22	308	307	—
Diluted net income per share of common stock	1.63	1.22	34	5.20	4.81	8
Non-GAAP measures (1):
Adjusted EBITDA	172	173	(1)	557	577	(3)
Adjusted Net income	109	104	5	365	378	(3)
Operating Metrics:
Insurance Cost Ratio	84%	83%	1%	83%	82%	1%
Average WSEs (2)	333,286	351,888	(5)	329,257	348,833	(6)
Total WSEs at period end (2)	335,741	351,839	(5)	335,741	351,839	(5)
Average HRIS Users (3)	210,863	247,375	(15)	219,058	251,707	(13)
(1)    Refer to Non-GAAP measures definitions and reconciliations from GAAP measures under the heading "Non-GAAP Financial Measures".
(2)    Total WSEs includes approximately 4,600 additional service recipients and Average WSEs includes approximately 1,500 additional service recipients for the third quarter of 2023, in each case identified as a result of our ongoing effort to ensure that our billing practices best match the expectations of our customers. For details, refer to the heading "Operating Metrics – Worksite Employees (WSEs)" in our Quarterly Report on Form 10-Q for the period ended September 30, 2023.
(3)    For the nine months ended September 30, 2022, reflects HRIS Users from February 15, 2022, the date on which we acquired Zenefits, to the end of the period.

(in millions)	September 30, 2023	December 31, 2022	% Change
Balance Sheet Data:
Working capital	150	338	(56)%
Total assets	2,966	3,443	(14)
Debt	1,091	496	120
Total stockholders’ equity	10	775	(99)

	Nine Months Ended September 30,
(in millions)	2023	2022	% Change
Cash Flow Data:
Net cash provided by (used in) operating activities	$(43)	$76	(157)%
Net cash used in investing activities	(57)	(205)	(72)
Net cash used in financing activities	(523)	(392)	33
Non-GAAP measure (1):
Corporate Operating Cash Flows	$386	$436	(11)
(1) Refer to Non-GAAP measures definitions and reconciliations from GAAP measures under the heading "Non-GAAP Financial Measures".

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions except per share data)	2023	2022	2023	2022
Professional service revenues	$185	$189	$567	$565
Insurance service revenues	1,037	1,052	3,110	3,094
Total revenues	1,222	1,241	3,677	3,659
Insurance costs	874	872	2,594	2,547
Cost of providing services	74	79	231	225
Sales and marketing	75	72	214	179
General and administrative	51	63	154	165
Systems development and programming	15	18	49	54
Depreciation and amortization of intangible assets	17	17	53	46
Total costs and operating expenses	1,106	1,121	3,295	3,216
Operating income	116	120	382	443
Other income (expense):
Interest expense, bank fees and other	(10)	(22)	(23)	(33)
Interest income	18	5	57	8
Income before provision for income taxes	124	103	416	418
Income taxes	30	26	108	111
Net income	$94	$77	$308	$307
Other comprehensive income (loss), net of income taxes	(2)	7	(3)	(4)
Comprehensive income	$92	$84	$305	$303
Net income per share:
Basic	$1.65	$1.23	$5.23	$4.85
Diluted	$1.63	$1.22	$5.20	$4.81
Weighted average shares:
Basic	57	62	59	63
Diluted	58	63	59	64

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
(in millions, except share and per share data)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$170	$354
Investments	75	76
Restricted cash, cash equivalents and investments	833	1,263
Accounts receivable, net	21	19
Unbilled revenue, net	404	375
Prepaid expenses, net	75	71
Other payroll assets	226	122
Other current assets	49	46
Total current assets	1,853	2,326
Restricted cash, cash equivalents and investments, noncurrent	154	153
Investments, noncurrent	143	151
Property and equipment, net	16	24
Operating lease right-of-use asset	24	31
Goodwill	462	462
Software and other intangible assets, net	169	163
Other assets	145	133
Total assets	$2,966	$3,443
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$109	$98
Client deposits and other client liabilities	73	106
Accrued wages	458	437
Accrued health insurance costs, net	183	174
Accrued workers' compensation costs, net	51	54
Payroll tax liabilities and other payroll withholdings	804	1,087
Operating lease liabilities	15	15
Insurance premiums and other payables	10	17
Total current liabilities	1,703	1,988
Long-term debt, noncurrent	1,091	496
Accrued workers' compensation costs, noncurrent, net	122	128
Deferred taxes	5	8
Operating lease liabilities, noncurrent	30	41
Other non-current liabilities	5	7
Total liabilities	2,956	2,668
Stockholders' equity:
Preferred stock	—	—
Common stock and additional paid-in capital	953	899
Accumulated deficit	(935)	(119)
Accumulated other comprehensive loss	(8)	(5)
Total stockholders' equity	10	775
Total liabilities & stockholders' equity	$2,966	$3,443

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
(in millions)	2023	2022
Operating activities
Net income	$308	$307
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangible assets	53	48
Amortization of deferred costs	31	26
Amortization of ROU asset, lease modification, impairment, and abandonment	5	15
Stock based compensation	43	46
Deferred income taxes	(2)	1
Provision for doubtful accounts	2	1
Losses and impairment on investments	—	18
Losses from disposition of assets	—	3
Other	1	—
Changes in operating assets and liabilities:
Accounts receivable, net	(4)	10
Unbilled revenue, net	(29)	(38)
Prepaid expenses, net	(4)	3
Other assets	(44)	(30)
Other payroll assets	(104)	(56)
Accounts payable and other liabilities	9	5
Client deposits and other client liabilities	(33)	(43)
Accrued wages	21	40
Accrued health insurance costs, net	9	(10)
Accrued workers' compensation costs, net	(9)	(5)
Payroll taxes payable and other payroll withholdings	(283)	(252)
Operating lease liabilities	(13)	(13)
Net cash provided by (used in) operating activities	(43)	76
Investing activities
Purchases of marketable securities	(226)	(337)
Proceeds from sale and maturity of marketable securities	223	390
Acquisitions of property and equipment	(54)	(39)
Acquisition of subsidiary, net of cash acquired	—	(219)
Net cash used in investing activities	(57)	(205)
Financing activities
Repurchase of common stock	(1,109)	(383)
Proceeds from issuance of common stock	9	6
Proceeds from issuance of 2031 Notes	400	—
Awards effectively repurchased for required employee withholding taxes	(14)	(15)
Proceeds from revolving credit agreement borrowings	695	—
Payment of long-term financing fees and debt issuance costs	(9)	—
Repayment of borrowings under revolving credit facility	(495)	—
Net cash used in financing activities	(523)	(392)
Net decrease in cash and cash equivalents, unrestricted and restricted	(623)	(521)
Cash and cash equivalents, unrestricted and restricted:
Beginning of period	1,537	1,738
End of period	$914	$1,217

Supplemental disclosures of cash flow information
Interest paid	$21	$18
Income taxes paid, net	$89	$60
Supplemental schedule of noncash investing and financing activities
Payable for purchase of property and equipment	$2	$7
Acquisitions of subsidiaries paid in stock	$—	$4

FINANCIAL STATEMENTS
Non-GAAP Financial Measures
In addition to the selected financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long term and provide information that we use to maintain and grow our business.
The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation from, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Non-GAAP Measure	Definition	How We Use The Measure
Adjusted EBITDA	• Net income, excluding the effects of:
- income tax provision,
- interest expense, bank fees and other,
- depreciation,
- amortization of intangible assets,
- stock based compensation expense,
- amortization of cloud computing arrangements, and
- transaction and integration costs.
• Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-recurring costs, which include transaction and integration costs, as well as certain non-cash charges such as depreciation and amortization, and stock-based compensation and certain impairment charges recognized based on the estimated fair values. We believe these charges are either not directly resulting from our core operations or not indicative of our ongoing operations.
• Enhances comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects.
• Provides a measure, among others, used in the determination of incentive compensation for management.
• We also sometimes refer to Adjusted EBITDA margin, which is the ratio of Adjusted EBITDA to total revenues.
Adjusted Net Income	• Net income, excluding the effects of:
- effective income tax rate (1),
- stock based compensation,
- amortization of intangible assets, net,
- non-cash interest expense,
- transaction and integration costs, and
	- the income tax effect (at our effective tax rate (1) of these pre-tax adjustments.	• Provides information to our stockholders and board of directors to understand how our management evaluates our business, to monitor and evaluate our operating results, and analyze profitability of our ongoing operations and trends on a consistent basis by excluding certain non-cash charges.
Corporate Operating Cash Flows	• Net cash provided by (used in) operating activities, excluding the effects of:
- Assets associated with WSEs (accounts receivable, unbilled revenue, prepaid expenses, other payroll assets and other current assets) and
- Liabilities associated with WSEs (client deposits and other client liabilities, accrued wages, payroll tax liabilities and other payroll withholdings, accrued health insurance costs, accrued workers' compensation costs, insurance premiums and other payables, and other current liabilities).	• Provides information that our stockholders and management can use to evaluate our cash flows from operations independent of the current assets and liabilities associated with our WSEs.
• Enhances comparisons to prior periods and, accordingly, used as a liquidity measure to manage liquidity between corporate and WSE related activities, and to help determine and plan our cash flow and capital strategies.
(1)     Non-GAAP effective tax rate is 25.6% for the third quarter and full year of 2023 and 25.5% for the third quarter and full year of 2022, which excludes the income tax impact from stock-based compensation, changes in uncertain tax positions, and nonrecurring benefits or expenses from federal legislative changes.

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures
The table below presents a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Net income	$94	$77	$308	$307
Provision for income taxes	30	26	108	111
Stock based compensation	15	16	43	46
Interest expense, bank fees and other (1)	10	22	23	33
Depreciation and amortization of intangible assets	17	17	53	46
Amortization of cloud computing arrangements	3	1	7	3
Transaction and integration costs	3	14	15	31
Adjusted EBITDA	$172	$173	$557	$577
Adjusted EBITDA Margin	14.1%	14.0%	15.1%	15.7%
(1)    2022 Interest expense, bank fees and other includes $17M of realized investments losses on sales and impairments related to AFS securities.
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2023	2022	2023	2022
Net income	$94	$77	$308	$307
Effective income tax rate adjustment	(2)	—	1	4
Stock based compensation	15	16	43	46
Amortization of intangible assets	5	5	16	13
Non-cash interest expense	—	1	1	1
Transaction and integration costs	3	14	15	31
Income tax impact of pre-tax adjustments	(6)	(9)	(19)	(24)
Adjusted Net Income	$109	$104	$365	$378
GAAP weighted average shares of common stock - diluted	58	63	59	64
Adjusted Net Income per share - diluted	$1.91	$1.64	$6.16	$5.94
The table below presents a reconciliation of net cash provided by (used in) operating activities to Corporate
Operating Cash flows:

	Nine Months Ended September 30,
(in millions)	2023	2022
Net cash provided by operating activities	$(43)	$76
Less: Change in WSE related other current assets	(134)	(101)
Less: Change in WSE related liabilities	(295)	(259)
Net cash used in operating activities - WSE	$(429)	$(360)
Net cash provided by operating activities - Corporate	$386	$436

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures for the fourth quarter and full-year 2023 guidance.
Low and high percentages represent increases (decreases) from the same periods in the previous year.
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Q4 2022	Q4 2023 Guidance		FY 2022	Year 2023 Guidance
(in millions, except per share data)	Actual	Low	High	Actual	Low	High
Net income	$49	(73)%	6%	$355	(10)%	1%
Effective income tax rate adjustment	—	17	50	5	(87)	(93)
Stock based compensation	16	12	12	62	(2)	(4)
Amortization of intangible assets	5	5	5	18	18	18
Non-cash interest expense	—	(100)	(100)	1	(16)	(16)
Transaction and integration costs	6	(84)	(84)	37	(58)	(58)
Income tax impact of pre-tax adjustments	(6)	(16)	(16)	(30)	(16)	(17)
Adjusted Net Income	$70	(57)%	(3)%	$448	(12)%	(4)%
GAAP weighted average shares of common stock - diluted	62			64
Adjusted Net Income per share - diluted	$1.11	$0.59	$1.33	$7.07	$6.90	$7.55